Exhibit 4.2

THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, AS COMMON DEPOSITARY (THE “COMMON DEPOSITARY”) FOR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME AND EUROCLEAR BANK S.A./N.V. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

AMÉRICA MÓVIL, S.A.B. DE C.V.

3.50% Senior Notes due 2015

ISIN Number: XS0731597505 / Common Code: 073159750

No. 1	CNY1,000,000,000

América Móvil, S.A.B. de C.V. (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as common depositary for Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., the principal sum of One Billion Renminbi, as revised by the Schedule of Increases and Decreases in Global Note attached hereto on February 8, 2015 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from February 8, 2012 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semi-annually in arrears on February 8 and August 8 of each year, commencing on August 8, 2012 at the rate of 3.50% per annum, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Interest on the Notes shall be calculated on the basis of a 365-day year and the actual number of days elapsed from and including the last Interest Payment Date (or, with respect to interest payable on the first Interest Payment Date, from the issue date of the Notes) to but excluding the Interest Payment Date on which the interest payment falls due. Interest in respect of a Note shall be calculated per CNY10,000 in principal amount of such Note (the “Calculation Amount”). The amount of interest payable per Calculation Amount for any period shall be calculated by multiplying (1) the product of the rate of interest per annum in respect of the Notes multiplied by the Calculation Amount by (ii) the quotient of the actual number of days in the relevant period divided by 365, and rounding the resulting figure to the nearest CNY0.01 (CNY0.005 being rounded upwards).

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 24 or the July 24 (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such

Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of, and premium, if any, and interest on, this Note shall be made at the office of the Trustee or agency of the Company in the Borough of Manhattan, The City of New York, New York and at the Specified Office of the London Agent and, if and for so long as the Notes are admitted to listing on the Official List of the Luxembourg Stock Exchange and trading on the Euro MTF, at the office of the Luxembourg Paying Agent, in each case maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in Renminbi against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of the Depositary.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: February 8, 2012

AMÉRICA MÓVIL, S.A.B. DE C.V.

By:
	Name:	Carlos José García Moreno Elizondo
	Title:	Chief Financial Officer

By:
	Name:	Alejandro Cantú Jiménez
	Title:	General Counsel

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: February 8, 2012

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (the “Notes”), issued under an Indenture, dated as of September 30, 2009 (the “2009 Indenture”), among the Company, Radiomóvil Dipsa, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (“Telcel,” which term includes any successor Person under the Indenture), The Bank of New York Mellon, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), Security Registrar, Paying Agent and Transfer Agent, as amended and supplemented by the Ninth Supplemental Indenture dated as of October 27, 2011 (together with the 2009 Indenture, the “Base Indenture”), among the Company, Telcel and the Trustee, as further supplemented by the Twelfth Supplemental Indenture dated as of February 8, 2012 (the “Twelfth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among the Company, the Trustee, The Bank of New York Mellon, London Branch, as London Paying Agent and London Transfer Agent, and The Bank of New York Mellon (Luxembourg) S.A., as Luxembourg Paying Agent and Luxembourg Transfer Agent and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional notes on terms and conditions identical to those of this Note (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid) may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Note attached hereto shall be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day, unless such payment would thereby fall into the next calendar month, in which case, the Interest Payment Date, Redemption Date or Stated Maturity shall be the immediately preceding Business Day, with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

If, by reason of Inconvertibility, Non-transferability or Illiquidity, the Company is not able to satisfy payments of principal, interest or Additional Amounts, if any, on any Notes when due, in whole or in part, in Renminbi in Hong Kong, the Company may, on giving irrevocable notice to the

Holders of the Notes not less than five nor more than 30 Business Days prior to the relevant payment date, settle any such payment, in whole or in part, in U.S. dollars on that payment date at the U.S. Dollar Equivalent of the amount that was otherwise payable in Renminbi. In such event, the Company shall make payments in respect of the Notes in U.S. dollars, as determined in its discretion, (1) by wire transfer to a U.S. dollar-denominated account maintained by the relevant Holders with a bank in New York City as such account shall have been provided to the Security Registrar and appears on the Security Register or (2) in the form of U.S. dollar-denominated checks drawn on a bank in New York City by mailing the checks payable to or upon the written order of the relevant Holders to the addresses of such Holders as they appear in the Security Register; provided that, if any date for payment in respect of any Note is not a Business Day, such Holders shall not be entitled to payment until the next following Business Day nor to any interest or other sum in respect of such postponed payment. Any such payment made under these circumstances in U.S. dollars shall constitute valid payment in full and shall not constitute a Default in respect of the Notes.

“Calculation Agent” means an independent calculation agent that is not an Affiliate of the Company, appointed by the Company in good faith.

“CNY Dealer” means an independent foreign exchange dealer of international repute active in the Renminbi exchange market in Hong Kong.

“Determination Business Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong, London and New York City.

“Determination Date” means the day which is two Determination Business Days before the relevant payment date.

“Governmental Authority” means any de facto or de jure government or any agency or instrumentality thereof, court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the Central Bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which the Company cannot obtain sufficient Renminbi in order to satisfy its obligation to pay interest or principal, in whole or in part, in respect of the Notes as determined by the Company in good faith and in a commercially reasonable manner following consultation with two CNY Dealers.

“Inconvertibility” means the occurrence of any event that makes it impossible for the Company to convert any Renminbi amount due in respect of the Notes from or into U.S. dollars in the general Renminbi exchange market in Hong Kong, except if such impossibility is due solely to the failure by the Company to comply with any law, rule or regulation enacted by any Governmental Authority, unless such law, rule or regulation is enacted on or after February 1, 2012 and it is impossible for the Company, due to an event beyond its control, to comply with such law, rule or regulation.

“Non-transferability” means the occurrence of any event that makes it impossible for the Company to deliver Renminbi between accounts inside Hong Kong or from an account outside Hong Kong to an account inside Hong Kong, or vice versa, except if such impossibility is due solely to the failure by the Company to comply with any law, rule or regulation enacted by any Governmental

Authority, unless such law, rule or regulation is enacted or becomes effective on or after February 1, 2012 and it is impossible for the Company, due to an event beyond its control, to comply with such law, rule or regulation.

“Spot Rate” means the spot CNY/U.S. dollar exchange rate for the purchase of U.S. dollars with Renminbi in the over-the-counter Renminbi exchange market in Hong Kong for settlement in two Determination Business Days, as determined by the Calculation Agent at or around 11:00 a.m. (Hong Kong time) on the Determination Date, on a deliverable basis by reference to Reuters Screen Page TRADCNY3, or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen Page TRADNDF. If neither of the foregoing rates is available, the Calculation Agent shall determine the Spot Rate at or around 11:00 a.m. (Hong Kong time) on the Determination Date as the most recently available CNY/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other page as may replace that page for the purpose of displaying a comparable currency exchange rate.

“U.S. Dollar Equivalent” means the Renminbi amount converted into U.S. dollars using the Spot Rate for the relevant Determination Date.

The Company shall provide notice to the Trustee and each Paying Agent of the appointment of a Calculation Agent and of any payment of U.S. Dollar Equivalent.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the foregoing provisions by the Company or the Calculation Agent, shall (in the absence of willful default, bad faith or manifest error) be binding on the Company, each other Agent under the Indenture and all Holders of the Notes.

All payments of principal, premium, if any, and interest in respect of the Notes shall be made after withholding or deduction for any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Mexico or any authority therein or thereof having power to tax (“Mexican Taxes”). In the event of any withholding or deduction for any Mexican Taxes, the Company shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of Notes on the respective due dates of such amounts as would have been received by them had no such withholding or deduction (including for any Mexican Taxes payable in respect of Additional Amounts) been required, except that no such Additional Amounts shall be payable with respect to any payment on a Note to the extent:

(i) that any such taxes, duties, assessments or other governmental charges are imposed solely because of (A) a connection between the Holder and Mexico other than the ownership or holding of such Note and the mere receipt of payments with respect to such Note or (B) failure by the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Mexico of the Holder or any beneficial owner of such Note if compliance is required by law, regulation or by an applicable income tax treaty to which Mexico is a party, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and we have given the Holders at least 30 days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(ii) of any such taxes, duties, assessments or other governmental charges with respect to such Note presented for payment more than 15 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 15-day period;

(iii) of estate, inheritance, gift or other similar taxes, assessments or other governmental charge imposed with respect to such Note;

(iv) of any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on such Note;

(v) of any payment on such Note to a Holder who is a fiduciary or partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vi) of any tax, duty, assessment or other governmental charge imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and

(vii) any combination of the items in Clauses (i) through (vi) above.

For purposes of the provisions described in Clause (i) above, the term “Holder” of any Note means the direct nominee of any beneficial owner of such Note, which holds such beneficial owner’s interest in such Note. Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Amounts set forth in Clause (i)(B) above shall not apply if (a) the provision of information, documentation or other evidence described in such Clause (i)(B) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note (taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice) than comparable information or other reporting requirements imposed under U.S. tax law (including the United States - Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice or (b) Rule I.3.17.11 (or any successor provision) is in effect, unless the provision of the information, documentation or other evidence described in such Clause (i)(B) is expressly required by statute, regulation, rule or administrative practice in order to apply Rule I.3.17.11 (or any successor provision) and the Company cannot obtain such information, documentation or other evidence on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule I.3.17.11 (or any successor provision). In addition, such Clause (i)(B) shall not be construed to require that a non-Mexican pension or retirement fund or a non-Mexican financial institution or any other Person register with the Ministry of Finance and Public Credit for the purpose of establishing eligibility for an exemption from or reduction of Mexican withholding tax.

The Company shall provide the Trustee with the constancia or other relevant documentation, if any (which may consist of certified copies of such documentation), satisfactory to the

Trustee evidencing the payment of Mexican Taxes in respect of which the Company has paid any Additional Amounts. Copies of such documentation shall be made available to the Holders of the Notes or any Paying Agent, as applicable, upon request therefor.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of any Note shall be deemed to include all Additional Amounts, if any, payable in respect of such principal, premium, interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Amounts in any provision hereof shall not be construed as excluding reference to Additional Amounts in those provisions hereof where such express mention is not made.

In the event that Additional Amounts actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, interest or Additional Amounts shall be deemed to mean and include any amount payable in respect hereof pursuant to Section 1009 of the Base Indenture.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ notice, at any time in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes being redeemed, (B) accrued and unpaid interest thereon to the Redemption Date and (C) any Additional Amounts which would otherwise be payable thereon up to but not including the Redemption Date, solely if, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico or any political subdivision or taxing authority thereof or therein affecting taxation or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change in such laws, rules or regulations becomes effective on or after February 1, 2012, the Company would be obligated, after making reasonable endeavors to avoid such requirement, to pay Additional Amounts in excess of the Additional Amounts that the Company would be obligated to pay if payments made on the Notes were subject to withholding or deduction of Mexican Taxes at the rate of 4.9%; provided, however, that (1) no notice of redemption pursuant to this paragraph may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Amounts if a payment on the Notes were then due and (2) at the time such notice of redemption is given, the Company’s obligation to pay such Additional Amounts remains in effect.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, on the one hand, and the rights of the Holders of the Notes, on the other hand, at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (1) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (2) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, and/or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture, and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Section 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of the Trustee or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of CNY1,000,000 and integral multiples of CNY10,000 in excess thereof. As provided in the Indenture, and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note is a Global Note and is subject to the provisions of the Indenture relating to Global Notes, including the limitations in Section 304 of the Base Indenture on transfers and exchanges of Global Notes.

This Note and the Indenture shall be governed by, and construed in accordance with, the law of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT— (Cust)
TEN ENT -	as tenants by the entireties	Custodian under Uniform (Minor)
JT TEN -	as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of transfer or exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar